THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO MAKER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

UNSECURED PROMISSORY NOTE

Issuance Date: May 17, 2014, 11:59 P.M.

Principal Amount: $2,367,466

For value received, Staffing 360 Solutions, Inc., a Nevada corporation (“Maker”), promises to pay to Linda Moraski (“Payee”) the principal sum of $2,367,466, together with interest accrued but unpaid thereon, at the rate and on the terms set forth below in this promissory note (this “Note”). The date of this Note is as of 11:59 P.M. on May 17, 2014 (the “Issuance Date”). This Note is being issued in connection with that certain Stock Purchase Agreement, dated as of 11:59 p.m. on May 17, 2014 (the “Purchase Agreement”), by and among Payee, PeopleSERVE, Inc. a Massachusetts corporation, PeopleSERVE PRS, Inc., a Massachusetts corporation, and Maker. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. The principal amount of this Note, and the dollar amount of the Monthly Installments (as defined below) may be increased or decreased, as the case may be, in accordance with Section 2.6 of the Purchase Agreement.

1.          Repayment. All payments of interest and principal shall be in lawful money of the United States of America in immediately available funds, at the address of Payee on the books of Maker or at such other place, or by wire transfer of funds to such account of Payee, as Payee may designate in writing to Maker. Unless this Note is paid or otherwise satisfied in full as set forth herein, and unless a Suspension of Payment occurs and is continuing and otherwise subject to Section 3 of this Note, payments of principal shall be made in monthly installments in the monthly amount of one-thirty-sixth (1/36th) of the principal due on the Issuance Date (the “Monthly Installment”), and any remaining principal amount of, and all unpaid accrued interest on, this Note shall be due and payable on the thirty-six (36) month anniversary of the Issuance Date (the “Maturity Date”); provided, however, that in the event that a Suspension of Payment occurs pursuant to Section 3 below, for each month that a Suspension of Payment is in effect (each, a “Suspension Month”), the Maturity Date shall be extended after the thirty-six (36) month anniversary for another month, up to an aggregate total of six (6) months (the Maturity Date after such six (6) month extension, the “Final Maturity Date”). The Monthly Installments shall be applied to principal under this Note, but all other payments or deemed payments, including any offsets under Section 7 hereof, shall be applied first to any accrued and unpaid interest on principal amounts previously paid, then to accrued interest on unpaid principal, and thereafter to any remaining unpaid principal.

2.          Interest Rate and Payments; No Security Interest. Interest on the outstanding principal amount shall accrue daily at a rate equal to six percent (6%) per annum. Interest will be calculated on the basis of a 365-day year for the actual number of days elapsed. So long as there is no Suspension of Payment, interest will accrue from the date hereof until the outstanding principal amount is paid or otherwise satisfied in full or forfeited pursuant to Section 3. The Monthly Installment shall be payable on a monthly basis, no later than the fifteenth (15th) day of such month (a “Payment Date”), and such Monthly Installments shall begin on the first such Payment Date which shall be begin in June, 2014. On the Maturity Date (as it may be extended pursuant to Section 1 as a result of any Suspension of Payment), Maker will pay all remaining principal hereof and accrued but unpaid interest, subject to Section 3 below. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the principal balance at a rate which could subject Maker to Payee to either civil or criminal liability as a result of being in excess of the maximum rate which Maker is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Maker is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate. This Note is an unsecured promissory note.

3.          Suspension of Payments. Notwithstanding any other provisions of this Note, payments of principal due hereunder shall immediately be suspended and no interest shall continue to accrue on any unpaid principal amounts (a “Suspension of Payment”) if the Gross Profit for any trailing twelve (12) full fiscal month period after the Issuance Date (the “TTM”) is less than eighty percent (80%) of the Closing Gross Profit (the “Target Gross Profit”); provided, that in the event that Payee’s employment with PS is terminated (i) by Payee for Good Reason (as such term is defined in the Employment Agreement, dated as of the date hereof, by and between Payee and PS (the “PS Employment Agreement”)) or (ii) by PS without Cause (as such term is defined in the PS Employment Agreement) (other than due to Payee’s death or disability), the Target Gross Profit for all periods from and after the effective date of such termination of employment (the “Termination Date”) shall be equal to sixty (60%) of the Closing Gross Profit . Payment of principal shall only be reinstated, and accrual of interest on unpaid principal amounts shall recommence, when the Gross Profit for the TTM equals or exceeds the Target Gross Profit; provided, however, that no such suspension shall occur if the shortfall in Gross Profit referred to in the prior clause directly results from (a) legal or regulatory action by a Governmental Authority (excluding any action relating to a Government Contract or that is caused by a default or violation of applicable Law by Payee or either Company or their respective Subsidiaries) that directly impacts the Companies and/or their respective Subsidiaries in a materially negative manner or (b) is attributable to or is decreased directly as a result of any act, omission, transaction or arrangement carried out by or at the written request of Maker over the reasonable written objection of Payee. Notwithstanding anything to the contrary contained in this Note, in the event that there are more than six (6) Suspension Months in the aggregate (whether or not consecutive) under this Note on or prior to the Final Maturity Date, then: (i) on the Final Maturity Date, Maker shall pay to Payee the Monthly Installment due on the Final Maturity Date (unless a Suspension of Payment has occurred for such month), together with all interest accrued on the principal amount of this Note paid from the Issuance Date through and including the Final Maturity Date (but excluding any interest which did not accrue due to any Suspension of Payment as set forth in the first sentence of this paragraph); and (ii) all remaining principal of this Note and any accrued interest attributable to such remaining principle shall be cancelled and forfeited by Payee and be deemed to be null and void, and no further interest shall accrue thereon. For purposes hereof: (i) “Gross Profit” shall mean, with respect to any applicable period, the consolidated Revenues of the Companies and their respective Subsidiaries, if any, less the consolidated direct Costs of Services of the Companies and their respective Subsidiaries, calculated in accordance with GAAP as consistently applied by Maker, and with the Companies and their Subsidiaries, if any, being consolidated as if they were wholly-owned by the same stockholder for such calculations; (ii) “Revenue” shall mean, as determined in accordance with GAAP as consistently applied by Maker and its Subsidiaries, all revenue from the operation of the businesses of the Companies and their respective Subsidiaries, if any, from whatever source, including without limitation: (A) revenue for temporary services (recognized at the time that the service is provided and revenue is recorded on a time and materials basis); (B) temporary contracting revenue (recognized as gross when a Company acts as principal in the transaction and is at risk for collection); (C) revenue that does not meet the criteria for gross revenue reporting (reported on a net basis); (D) revenue generated when a Company permanently places an individual with a client on a contingent basis (recorded at the time of acceptance of employment); and (E) revenue generated when a Company places an individual with a client on a retained basis (recorded ratably over the period the services are rendered); (iii) “Cost of Services” means the direct costs to generate the Revenues, including payroll expenses to independent contractors, payroll burdens, payroll taxes and insurance obligations and reimbursable expenses, as determined in accordance with GAAP as consistently applied by Maker and its Subsidiaries; and (iv) “Closing Gross Profit” means the Gross Profit for the trailing twelve (12) full fiscal month period ending April 26, 2014. For purposes of calculating the Gross Profit, if at any time while any obligations remain outstanding under this Note, (i) PS is not operated as a separate subsidiary of Maker, but is merged into Maker or a Subsidiary or Affiliate of Maker, and/or (ii) PRS is not operated as a stand-alone company, but is merged into Maker or a Subsidiary or Affiliate of Maker other than PS or its Subsidiaries, the Gross Profit will include the division(s) or other internal organization(s) of Maker (and/or such Subsidiary or Affiliate) which includes the business formerly conducted by PS and/or PRS. For illustration purposes, the calculation of Gross Profit for PS, as set forth on PS’s year-to-date P&L statement dated as of April 26, 2014 is as set forth on Exhibit A hereto. Any ambiguities in the calculation of the Gross Profit shall be determined in a manner consistent with Exhibit A, or if there is a change in GAAP after the Issuance Date such that the manner contemplated by Exhibit A is no longer in compliance with GAAP, then in such manner that is as close as possible to that contemplated under Exhibit A that is in compliance with the new GAAP principles. In the event any such change in GAAP causes the manner of calculating Gross Profit going forward to differ significantly from the manner in which the Closing Gross Profit was previously calculated, the parties shall adjust the Closing Gross Profit by re-calculating the Gross Profit for the trailing twelve (12) full fiscal month period ending April 26, 2014 as if such new GAAP requirements were in effect at the time.

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4.          Procedures for Determining Gross Profit. Together with each Monthly Installment (or if no Monthly Installment is to be paid for such month as a result of a Suspension of Payment as determined by Maker, within fifteen (15) days after the end of each fiscal month), Maker will prepare and deliver to Seller a written statement (each, a “Gross Profit Statement”) that sets forth Maker’s determination in accordance with the terms of this Note of the Gross Profit for the fiscal month most recently ended (the “Subject Month”) and the TTM ending as of the Subject Month (the “Subject TTM”), and whether or not a Suspension of Payment has occurred for the Subject Month. Seller and its Representatives will provide Maker and its Representatives with reasonable access to the books and records, personnel and properties of PRS and its Subsidiaries, if any, and any other information of PRS or its Subsidiaries, if any, that Maker reasonably requests in connection with Maker’s preparation of each Gross Profit Statement. In the event that Maker notifies Payee that there is a Suspension of Payment for the Subject Month, Seller will have the right to have an independent certified public accountant (the “CPA”) review and inspect the records of PS and PRS (any any other records of Maker or its Subsidiaries to the extent relating to the Gross Profit determination) and their respective Subsidiaries, if any, for the Subject Month and the Subject TTM for the purpose of determining the accuracy of the Gross Profit Statement and the Gross Profit calculated therein by delivering written notice thereof within fifteen (15) days after the delivery of the Gross Profit Statement for the Subject Month. The CPA selected to conduct such review must be acceptable to both Maker and Seller (provided, that if the CPA does not accept its appointment or Maker and Seller cannot agree on the CPA, in either case within ten (10) days after Maker’s receipt of the notice from Seller requesting the CPA, either Maker or Seller may require, by written notice to the other, that the CPA be selected by the New York City Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association). Each party will execute a reasonable and customary engagement letter with the CPA with respect to its review that is consistent with the terms of this Section 4 (including the responsibility of the parties for the CPA’s costs and expenses). In connection with the CPA’s review, (i) Maker will permit the CPA, upon reasonable prior written notice, to have access during normal business hours to such records and finance personnel of PS and its Subsidiaries, if any (and any other records of Maker and its Subsidiaries to the extent relating to the determination of Gross Profit and Subject TTM), and (ii) Seller will permit the CPA, upon reasonable prior written notice, to have access during normal business hours to such records and finance personnel of PRS and its Subsidiaries, if any, in either case of clauses (i) or (ii), as may be reasonably necessary to verify Maker’s calculation of the Gross Profit hereunder for the Subject Month and the Subject TTM, including their books, records and working papers. The CPA will promptly and diligently conduct its review and will provide its final determination with respect to the Gross Profit and the Subject TTM, and whether or not the Suspension of Payment was properly instituted, in writing to each party within thirty (30) days after its engagement. Each party will use its commercially reasonable efforts to permit the CPA to timely complete its review. In the event that the CPA reasonably determines that there should not have been a Suspension of Payment for the Subject Month, (i) the parties will be bound by such determination, (ii) Maker shall be responsible for the reasonable fees and expenses charged by the CPA with respect to its review of the Subject Month and the Subject TTM, (iii) Maker will pay to Seller the Monthly Installment for the Subject Month within fifteen (15) days after Maker’s receipt of the CPA’s written report and (iv) interest with respect to the Monthly Installment for the Subject Month shall be reinstituted retroactively to the date of Suspension of Payment, and continue to accrue as if there had been no Suspension of Payment for the Subject Month. In the event that the CPA reasonably determines that the Suspension of Payment for the Subject Month was properly instituted, (i) the parties will be bound by such determination, (ii) Seller shall be responsible for the reasonable fees and expenses charge by the CPA with respect to its review of the Subject Month and the Subject TTM, and (iii) the provisions of Section 3 will apply to such Subject Month. Any calculations of Gross Profit for any subsequent fiscal month that includes the Subject Month or any portion of the Subject TTM in the TTM for such subsequent month will apply the determinations of the CPA with respect to the Subject Month and the portion of the Subject TTM that is included in the TTM for such subsequent month. Notwithstanding the foregoing in this Section 4, the CPA shall not make any determinations with respect to the matters described in proviso to the first sentence of Section 3 of this Note, and any determination made by the CPA shall be further subject to such proviso.

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5.          Prepayment. Maker may, in its discretion, prepay this Note in whole or in part prior to the Maturity Date.

6.          Events of Default and Remedies.

(a)          Events of Default. Each of the following shall constitute an “Event of Default”:

(i)          the failure of Maker to pay or otherwise satisfy any amounts due under this Note when due (subject to the Suspension of Payment provided for in Section 3 and the procedure for resolving any disputes), which failure is not cured within ten (10) Business Days after written notice of such failure is received by Maker from Payee;

(ii)         the material default by Maker of any of its other material covenants or agreements under this Note, or the material breach by Maker of its representations made under Section 5.4 of the Purchase Agreement, which material default or material breach is not cured within thirty (30) Business Days after written notice of such material default or material breach is received by Maker from Payee;

(iii)        a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging Maker as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of Maker under any bankruptcy or similar law, and such decree of order shall have continued undischarged and unstayed for a period of ninety (90) days; or a decree or order of a court of competent jurisdiction ordering the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of Maker, or for the winding up or liquidation of the affairs of Maker, shall have been entered, and such decree, judgment, or order shall have remained in force undischarged and unstayed for a period of sixty (60) days;

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(iv)        Maker shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due;

(v)         the dissolution, termination of existence or liquidation of Maker (other than in connection with an internal corporate reorganization or a change of control of Maker, in either case, in which the successor to Maker assumes all of Maker’s obligations under this Note); or

(vi)        any of the following transactions shall be consummated without the consent of Payee, except in each case if taken in connection with a sale of all or substantially all of the assets of Maker and its Subsidiaries, taken as a whole, or otherwise in connection with a change of control of Maker (provided, that, in each case, if not assumed as a matter of law, the obligations of Maker under the Note are expressly assumed in writing by the acquirer or its affiliate in such transaction): (A) the merger or consolidation of PS with any other Person (other than a wholly-owned subsidiary of PS where PS is the surviving entity); (B) the sale of all or substantially all of the assets of PS and its Subsidiaries, taken as a whole, to any other Person (other than a wholly-owned subsidiary of PS where PS is the surviving entity); (C) the sale of a majority of the equity interests of PS to any Person (other than an Affiliate of Maker); or (D) the liquidation, dissolution, or termination of the existence of PS.

(b)          Acceleration of Maturity Date. If an Event of Default occurs and is continuing, then Payee, by providing written notice to Maker (an “Acceleration Notice”), may declare all of the outstanding principal under this Note, together with all interest that has accrued thereon and on the principal of the Note that has previously been paid, to be due and payable immediately; provided, that if at the time when Maker receives an Acceleration Notice there has been more than six (6) Suspension Months in the aggregate (whether or not consecutive) under this Note, the principal amounts under this Note attributable to each Suspension Month in excess of the sixth Suspension Month, along with the accrued interest attributable to such principal amounts, shall not be accelerated, and such obligations shall be cancelled forfeited by Payee upon delivery of such Acceleration Notice); and provided, further, that the amounts described above shall immediately accelerate and become due without the requirement of an Acceleration Notice or any other action on the part of Payee upon the occurrence of any Event of Default listed in clause (iii), (iv) or (v) of Section 6(a).

7.          Right to Set-Off. The obligations of Maker under this Note may be offset as set forth in Article VII of the Purchase Agreement.

8.          Attorneys’ Fees. Except with respect to the costs of the review by the CPA as set forth in Section 4, the non-prevailing party to any claim that is finally determined under this Note will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the other party. For purposes of this Section 8, in any claim hereunder in which the requirement to make a payment or the amount thereof is at issue, in the event that the final determination of the court does not specifically award costs and expenses based on this Section 8, the party seeking such payment will be deemed to be the non-prevailing party unless the applicable court of competent jurisdiction awards such party more than one-half (1/2) of the amount in dispute, in which case, the party against whom payment is sought shall be deemed to be the non-prevailing party.

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9.          No Transfer of Rights to Receive Payments. Without limiting anything contained in this Note, without the prior written consent of Maker (which may be withheld in its sole discretion), Payee shall not transfer, assign, convey or subject to any Lien any of Payee’s rights under this Note to receive any payments; provided, that this Section 9 shall not prevent transfers of such rights by Payee to (i) Payee’s estate or heirs (by will or intestate succession) upon Payee’s death or (ii) one or more trusts for the benefit of the immediate family members of Payee, provided that, in each case, the transferee acknowledges and agrees to the terms, conditions and obligations set forth in this Note.

10.         Incorporation of Purchase Agreement Provisions. The parties hereby agree that Sections 9.2 through 9.12 of the Purchase Agreement are hereby incorporated herein as if set forth in this Agreement, with any reference to the Purchase Agreement therein referring to this Note instead.

11.         Entire Agreement. This Note (and to the extent incorporated herein, the Purchase Agreement) constitutes the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersedes and terminates any prior agreements or understanding between the parties or their respective Affiliates (written or oral) with respect to the subject matter hereof.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, Maker has caused this Unsecured Promissory Note to be duly executed and delivered as of the date first set forth above.

STAFFING 360 SOLUTIONS, INC.

By:
Name: Alfonso J. Cervantes
Title: Vice Chairman and President

Acknowledged and agreed as of the date first set forth above:

Payee:

Linda Moraski

[Signature page to Note]

Exhibit A

Sample Gross Profit Calculation

See attachment.